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                                                                   EXHIBIT 23(B)


             [RYDER SCOTT COMPANY PETROLEUM CONSULTANTS LETTERHEAD]


                      CONSENT OF RYDER SCOTT COMPANY, L.P.

         As independent oil and gas consultants, Ryder Scott Company, L.P., hereby consents to the use of our reserve report dated as of December 31, 1999 and all references to our firm included in or made a part of the Seven Seas Petroleum Inc. Form S-4 to be filed with the Securities and
Exchange Commission on or about January 9, 2001. We also consent to the references to us under the heading "Property" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" and "Petroleum Engineer" and "Notes to Consolidated Financial Statements" in such Registration Statement.


                                            /s/ RYDER SCOTT COMPANY LP.

                                                RYDER SCOTT COMPANY LP.

January 9, 2001
Houston, Texas